UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: October 28, 2014

Date of earliest event reported: October 28, 2014

MAXIMUS, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-12997 (Commission File Number)	54-1000588 (I.R.S. Employer Identification No.)

1891 Metro Center Drive, Reston, Virginia (Address of principal executive offices)	20190-5207 (Zip Code)

Registrant’s telephone number, including area code: (703) 251-8500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

MAXIMUS, Inc. is establishing its fiscal year 2015 earnings guidance.  The Company presently expects fiscal 2015 revenue to range between $1.9 billion and $2.0 billion and earnings per diluted share to range between $2.25 and $2.40.

The Company’s 2015 guidance includes start-up losses of approximately $0.10 of earnings per diluted share from two large, previously disclosed contracts that launched in August 2014. In addition, a portion of the work the Company performed in 2014 associated with the Affordable Care Act (ACA) may not repeat in fiscal 2015. The Company estimates that the revenue associated with this non-recurring ACA work ranged between $50 million and $100 million. The fiscal 2015 guidance also includes estimated revenue and earnings related to new business awards currently in contract negotiation and probability-weighted sales pipeline opportunities.

The Company is in the process of completing its fiscal year 2014 audit and will report earnings for the fiscal year ended September 30, 2014 on November 13, 2014.  The Company presently expects that it will report fiscal 2014 revenue that will be at the mid-point of its guidance range of $1.68 billion to $1.73 billion. The Company also expects to deliver earnings per diluted share at the high end of its guidance range of $2.00 to $2.10.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXIMUS, Inc.

Date: October 28, 2014	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary